UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2008
AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
70 Pine Street
New York, New York 10270
(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 770-7000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry Into a Material Definitive Agreement.
On December 12, 2008, American International Group, Inc. (“AIG”), the Life Insurance Companies (as defined below), all wholly owned U.S. life insurance company subsidiaries of AIG, and AIG Securities Lending Corp. (the “AIG Agent”), another AIG subsidiary, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Maiden Lane II LLC (“ML II”), a Delaware limited liability company whose sole member is the Federal Reserve Bank of New York (the “NY Fed”).
Pursuant to the Asset Purchase Agreement, the Life Insurance Companies sold to ML II all of their undivided interests in a pool of $39.3 billion face amount of residential mortgage-backed securities (the “RMBS”) held by the AIG Agent, as agent of the Life Insurance Companies, in connection with AIG’s U.S. securities lending program (the “Securities Lending Program”). The AIG Agent had purchased the RMBS on behalf of the Life Insurance Companies with cash held as collateral for securities loaned by the Life Insurance Companies in the Securities Lending Program. In exchange for the RMBS, the Life Insurance Companies received an initial purchase price of $19.8 billion plus the right to receive deferred contingent portions of the total purchase price as described below. The amount of the initial payment and the deferred contingent portions of the total purchase price, if any are realized, will be allocated among the Life Insurance Companies based on their respective ownership interests in the pool of RMBS as of September 30, 2008.
Pursuant to a credit agreement, the NY Fed, as senior lender, made a loan to ML II in the aggregate amount of $19.5 billion (the “Senior Loan”). The Senior Loan is secured by a first priority security interest in the RMBS, bears interest at a rate per annum equal to one-month LIBOR plus 1.00 percent and has a stated six-year term, subject to extension by the NY Fed at its sole discretion. After the Senior Loan has been repaid in full, to the extent there are sufficient net cash proceeds from the RMBS, the Life Insurance Companies will be entitled to receive from ML II a portion of the deferred contingent purchase price in the amount of up to $1.0 billion plus interest that accrues from the closing date and is capitalized monthly at the rate of one-month LIBOR plus 3.00 percent. In addition, after ML II has paid this fixed portion of the deferred contingent purchase price plus interest, the Life Insurance Companies will be entitled to receive one-sixth of any net proceeds received by ML II in respect of the RMBS as the remaining deferred contingent purchase price for the RMBS and the NY Fed will receive five-sixths of any net proceeds received by ML II in respect of the RMBS as contingent interest on the Senior Loan. The NY Fed will have sole control over the sales of the RMBS by ML II so long as the NY Fed has any interest in the Senior Loan.
The Life Insurance Companies applied the initial consideration from the RMBS sale, along with available cash and $5.1 billion provided by AIG in the form of capital contributions, to settle outstanding securities lending transactions under the Securities Lending Program, including those with the NY Fed, which totaled approximately $20.5 billion at December 12, 2008, and the Securities Lending Program, including the Securities Lending Agreement with the NY Fed, has been terminated.
The “Life Insurance Companies” are American General Life Insurance Company, American General Life and Accident Insurance Company, The United States Life Insurance Company in the City of New York, AIG Life Insurance Company, American International Life Assurance Company of New York, AIG Annuity Insurance Company, The Variable Annuity Life Insurance Company, American Life Insurance Company, First SunAmerica Life Insurance Company, AIG SunAmerica Life Assurance Company and SunAmerica Life Insurance Company.
This summary of the terms of the Asset Purchase Agreement is qualified in its entirety by reference to the terms of the Asset Purchase Agreement, which is filed as exhibit 10.1 to this Form 8-K and incorporated by reference into this Item 1.01.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated as of December 12, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)
Date: December 15, 2008	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Secretary